CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Specialized Funds of our reports dated March 20, 2026, relating to the financial statements and financial highlights of Vanguard Dividend Appreciation Index Fund, Vanguard Dividend Growth Fund, Vanguard Energy Fund, Vanguard Global Capital Cycles Fund, Vanguard Global ESG Select Stock Fund, Vanguard Health Care Fund and Vanguard Real Estate Index Fund, which appear in Vanguard Specialized Funds’ Certified Shareholder Report on Form N-CSR for the year ended January 31, 2026. We also consent to the references to us under the headings “Financial Statements”, “Service Providers–Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

May 26, 2026

PricewaterhouseCoopers LLP, 2001 Market Street, Suite 1800, Philadelphia, PA 19103 +1 (267) 330 3000www.pwc.com